Exhibit 10.20

[FORM OF CONVERSION LOCK-UP LETTER]

                                 , 2017

Bandwidth Inc.

900 Main Campus Drive, Suite 500

Raleigh, NC 27606

Ladies and Gentlemen:

The undersigned currently is the owner of [-] shares of the Class B common stock, par value $0.001, of the Company (the “Class B Common Stock”). The undersigned understands that Bandwidth Inc., a Delaware corporation (the “Company”) intends to issue [-] shares of the Class A common stock, par value $0.001, of the Company (the “Class A Common Stock”) in an underwritten public offering (the “Public Offering”). The undersigned acknowledges that upon the occurrence of the actions set forth in Article IV, Section E.3. of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate”) dated as of even date with this letter agreement (each such action, a “Conversion Event”), shares of Class B Common Stock will convert automatically into shares of Class A Common Stock. Capitalized terms not otherwise defined in this agreement will have the same definition as in the Certificate.

To induce the Company to undertake the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Company, the undersigned will not, during the period commencing on the date hereof and ending on December 1, 2018 (the “Restricted Period”), take any action that would result in a Conversion Event such that the undersigned’s ownership of shares of Class B Common Stock is less than [-] shares of Class B Common Stock (the “Restricted Shares”), including, without limitation, (a) a voluntary conversion of the Restricted Shares pursuant to Article IV, Section E.3.(a) of the Certificate; or (b) a Transfer of the Restricted Shares or Voting Control of such Restricted Shares to a Person other than a Permitted Transferee that is related to the undersigned within the meaning of Section 267(b) or Section 707(b)(1) of the Internal Revenue Code (each such action, a “Prohibited Action”). The foregoing sentence does not apply to Class B Common Shares of the undersigned in excess of the Restricted Shares.

Prior to making a Transfer of Restricted Shares to a Permitted Transferee that is related to the undersigned within the meaning of Section 267(b) or Section 707(b)(1) of the Internal Revenue Code, the undersigned shall cause such Permitted Transferee to enter into an agreement in form and substance reasonably acceptable to the Company that the Permitted Transferee shall not take any Prohibited Action with respect to the Restricted Shares received by the undersigned.

The undersigned represents to the Company that it has no current plan or intention to take any action to undertake any Conversion Event with respect to the Restricted Shares after the Restricted Period.

This letter agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of the State of Delaware.

The undersigned understands that the Company is relying upon this letter agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Very truly yours,

(Name)

(Address)

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